EXHIBIT 10-A (c)

RESTRICTED STOCK UNIT AWARD AGREEMENT
COLGATE-PALMOLIVE COMPANY

2013 INCENTIVE COMPENSATION PLAN

[DATE], 20[__]

<<Title>> <<First Name>> <<Last Name>>
Colgate-Palmolive
<<Location>>

This Award Agreement (including, if applicable, the appendix hereto) will confirm the following Award of Restricted Stock Units made to you on [DATE], 20[__] by the Personnel and Organization Committee of the Board of Directors of Colgate-Palmolive Company (the “Company”) pursuant to the 2013 Incentive Compensation Plan (the “Plan”). A copy of the Plan, the Plan Prospectus and the Guidelines Regarding the Effect of Termination of Employment on Awards Granted under the Plan, adopted on March 13, 2014 (the “Termination Guidelines”) are available on-line via the Merrill Lynch Benefits OnLine® website which can be accessed at OurColgate.com under ColgatePeople, or if you prefer to receive a paper copy, they are available from the Company at 300 Park Avenue, New York, NY 10022, Attention: Ms. Jennifer M. Daniels, Chief Legal Officer and Secretary. These are important documents with respect to your Award, and we urge you to take the time to review them. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

You have been granted an Award of <<#Units>> Restricted Stock Units.

This Award is subject to the terms, conditions, limitations and restrictions contained in or established pursuant to the Plan, the Termination Guidelines and, if applicable, the Company’s Clawback Policy and all requirements of applicable law, including the provisions relating to the forfeiture of Restricted Stock Units upon termination of employment. Your acceptance of the Award shall constitute your acknowledgment of, and agreement to, all such terms, conditions, limitations and restrictions.

Receiving shares of the Company’s common stock (“Shares”) is contingent upon your continued employment with the Company during the vesting period as defined in the following sentence (the “Vesting Period”). Your shares will vest /$VestingDescription$/ from /$GrantDate$/. During the Vesting Period, Dividend Equivalents will be credited on Restricted Stock Units in the form of additional Restricted Stock Units. Except as otherwise provided in the Plan or in the Termination Guidelines, contingent upon your continued employment, at the end of the Vesting Period, the Award plus Dividend Equivalents will be paid to you in the form of Shares, less any required tax withholding that becomes due during or at the end of the Vesting Period. The Company reserves the right to withhold from the Shares otherwise deliverable to you at the end of the Vesting Period a number of Shares having a Fair Market Value on the vesting date sufficient to cover any amounts owed by you to the Company pursuant to any Company programs or policies.

The grant of this Restricted Stock Unit Award shall not obligate the Company or any of its Affiliates to continue your employment for any period or on any basis of compensation, including future grants of Restricted Stock Units or other Awards.

This Award may not be assigned or transferred in whole or in part except as provided in the Plan. You shall not have any of the rights of a shareholder with respect to any of the Shares underlying this Award until this Award vests and Shares are actually issued to you.

The number of Restricted Stock Units included in your award is subject to adjustment as provided in the Plan. You assume all risks incident to any change in applicable laws or regulations and any change in the market value of Shares after the date of grant of the Award and after vesting.

Data Privacy. By accepting the Restricted Stock Units, you explicitly and unambiguously consent to the collection, use, transfer, holding, storage and disclosure in electronic or other form, of your personal data as described in this Award Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Company, its subsidiaries and Affiliates (collectively referred to in this Data Privacy section as the “Company”) and certain third party service providers including, but not limited to, Plan brokers, financial advisers and legal counsel, engaged by the Company (collectively, the “Providers”) for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation.

You understand that the Data which may be collected, used, transferred, held, stored or disclosed by the Company and the Providers consists of certain Data about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor. You further understand that such collection, use, transfer, holding, storage or disclosure of the Data may be necessary for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. You understand that the Company or the Providers may be located in the United States or elsewhere, and that the laws of the country in which the Company and the Providers collect, use, transfer, hold, store or disclose the Data may have different legal protections for the Data than your country. However, regardless of the location of the Data, the Company protects the Data through reasonable physical, technical and administrative safeguards and requires that the Providers also have such safeguards in place.
You understand that you may, at any time, request a copy of your Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative in writing. You understand that refusing or withdrawing your consent may affect your ability to participate in the Plan as more fully described below.
You understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

This Award Agreement and related Restricted Stock Unit Award are governed by, and subject to, the laws of the State of Delaware, without reference to principles of conflict of laws, as provided in the Plan. Any disputes involving this Award Agreement or the related Restricted Stock Unit Award will be heard and determined before the Delaware Court of Chancery or if not maintainable therein, then before an appropriate federal or state court located in Delaware, and you and the Company each agree to submit yourself and your respective property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes, in each case, as permitted.

Very truly yours,

COLGATE-PALMOLIVE COMPANY

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